Maureen O'Connell, EVP Chief Administrative Officer & Chief Financial Officer (212) 343-4483 (212) 343-6332 Fax moconnell@scholastic.com January 23, 2014 Dear Satbir, The Company considers your employment critical to its successful technology transformation. In recognition of this we would like you to agree to continue your employment. Accordingly, the Company is offering you incentives as outlined below:  The extension of your $5,000 monthly housing allowance through May 2015  A severance guarantee of twelve (12) months of salary payable In lump sum subject to not having been involuntarily terminated for cause by the Company and to your continued satisfactory job performance through that date. If the Company terminates your employment without cause, you will remain entitled to the Severance Payment as set forth in this letter. You will be required to execute the Company's agreement and General Release. You also agree that, In addition to any other legal obligations which you may owe the Company with respect to confidential or proprietary Information, you will not disclose the terms of this agreement to anyone other than your spouse, legal or tax advisors. The Scholastic Chief Financial Officer/Chief Administration Officer has full discretion to interpret and apply the terms of this Agreement. This agreement does not constitute an expressed or implied employment contract or a guarantee of employment for any period of time. Please contact me with any questions. Thank you. By:/s/Maureen O’Connell Date: January 27, 2014 Maureen O’Connell By signing below, you indicate your agreement with these terms. AGREED AND ACCEPTED By: /s/Satbir Bedi Date: January 27, 2014 Satbir Bedi